Exhibit 99

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179 NYSE symbol: JPM www.jpmorganchase.com

JPMorgan Chase Regulatory Capital Update
JPMorgan Chase & Co. (NYSE: JPM) (“JPMorgan Chase” or the “Firm”) announced today that it has completed the Federal Reserve’s 2021 Comprehensive Capital Analysis and Review (“CCAR”) stress test process. The Firm’s indicative Stress Capital Buffer (“SCB”) requirement is 3.2% (down from the current 3.3%) and the Firm’s minimum Standardized Common Equity Tier 1 capital ratio is 11.2% (down from the current 11.3%). The Federal Reserve Board will provide the Firm with its final SCB requirement by August 31, 2021, and that requirement will become effective on October 1, 2021 and will remain in effect until September 30, 2022.

JPMorgan Chase’s Board of Directors intends to increase the quarterly common stock dividend to $1.00 per share (up from the current $0.90 per share) for the third quarter of 2021. The Firm’s quarterly common stock dividends are subject to approval by the Board of Directors at the customary times that those dividends are declared.

The Firm continues to be authorized to repurchase common shares under its existing common share repurchase program previously approved by the Board of Directors.

Jamie Dimon, Chairman and CEO of JPMorgan Chase said: “The Federal Reserve’s hypothetical CCAR stress test once again showed that banks continue to have strong capital levels and could withstand an extreme outcome while continuing to support the broader economy. Our longstanding capital hierarchy remains the same – invest in and grow our market-leading businesses to support our clients, customers and communities, pay a sustainable dividend, and return any remaining excess capital to shareholders. The Board’s intended dividend increase represents a higher level of sustainable capital distribution to our shareholders, thanks to the combination of strong financial performance and consistent investment in our businesses.”

JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase had $3.7 trillion in assets and $280.7 billion in stockholders’ equity as of March 31, 2021. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers in the U.S. and globally many of the world’s most prominent corporate, institutional and government clients. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

Investor Contact: Reggie Chambers 212-270-2479	Media Contact: Joseph Evangelisti 212-270-7438